Exhibit 16.1

June 8, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of EMTA Holdings, Inc.’s Form 8-K dated May 29, 2007, and we agree with the statements made therein. We have no knowledge of and cannot agree or disagree with information set forth in Item 4.01(b).

Yours truly,

/s/ Killman, Murrell & Company, P.C.